                                                 Exhibit 10.4
FIRST AMENDMENT TO COLLABORATION AND LICENSE AGREEMENT

This First Amendment to the Collaboration and License Agreement (this “First Amendment”) is entered into as of May 9, 2019 (the “First Amendment Effective Date”), by and between Ginkgo Bioworks, Inc., a corporation duly organized and existing under the laws of the State of Delaware, U.S.A., having a place of business at 27 Drydock Ave, 8th Floor, Boston, Massachusetts 02210, U.S.A. (“Ginkgo”), and Cronos Group Inc., a corporation duly organized and existing under the laws of the Province of Ontario, Canada, having a place of business at 720 King Street West, Suite 320, Toronto, Ontario M5V 2T3, Canada (“Cronos”). Ginkgo and Cronos may each be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.
Ginkgo and Cronos are parties to that certain Collaboration and License Agreement dated September l, 2018 (the “Original Agreement”), pursuant to which, among other things, Ginkgo and Cronos agreed to jointly research and collaborate to Develop Collaboration Strains to Scale Up and Manufacture Target Cannabinoids; and

B.
the Parties desire to amend certain terms of the Original Agreement such that Ginkgo takes on greater responsibility for: 1) additional Development activities prior to Scale Up of a Cronos Product, including lab-scale fermentation and downstream process development activities related to activities necessary to produce and recover a Crones Product from a fermentation process; 2) enabling Scale Up; and 3) enabling Manufacturing.

NOW, THEREFORE, the Parties agree as follows:

1.	Definitions. Capitalized terms not defined in this First Amendment have the meanings given such terms in the Original Agreement.

2.	Amendments.

(a)	Article 1 of the Original Agreement is hereby amended by inserting a new Section 1.138, Section 1.139, and Section 1.140 as follows:

1.138	“Audit” has the meaning ascribed to such term in Section 2.15.

1.139	“Audit Report” has the meaning ascribed to such term in Section 2.15.

1.140	“Fully Burdened Cost” has the meaning ascribed to such term in Exhibit B.

1.141	“Transfer Price” has the meaning ascribed to such term in Exhibit B.

1.142
“Work Order” means a description of services and additional relevant details mutually agreed upon in a document executed by each of the Parties, pursuant to which Ginkgo will, subject to and pursuant to this Agreement (including Section 2.15), itself or, subject to Section 2.11, through one or more Affiliates or Third Parties, perform a set of services defined therein related to the Development (beyond or modifying the work described in a separate, fully executed TDP), Scale Up or Manufacture, including the facilitation thereof which may involve the establishment of a facility and related operations for such Development, Scale Up or Manufacture, of one or more Cronos Products from a Collaboration Strain. Each Work Order executed by the Parties shall be deemed to be incorporated by reference in this Agreement. The first Work Order is included herein as Exhibit C and shall be deemed approved upon execution of the First Amendment.

(b)	Section 2.3(b) of the Original Agreement is hereby amended and restated in its entirety to be read as follows:
Upon completion of Development activities under a TOP with respect to Collaboration Strains and any other activities required prior to Scale Up that are described in an applicable Work Order so that, as determined by the JSC, it is reasonable to believe that Scale Up will be achieved, the Parties will mutually agree on one or more manufacturers, which may include one or more Third Parties, Ginkgo, Ginkgo Affiliates, Cronos, or Cronos Affiliates, to Scale Up production of the corresponding Target Cannabinoid using the relevant Collaboration Strain(s); provided that if the Parties mutually agree that Ginkgo or a Ginkgo Affiliate will perform any Scale Up production, such Scale Up production will be governed by the applicable Work Order. If necessary, Ginkgo will transfer Collaboration Strains to the agreed upon Person(s) in accordance with Section 2.8(b). Ginkgo shall have the right to independently engage the agreed upon Person(s) for such Scale Up, provided that Cronos shall reimburse Ginkgo for any reasonable and documented out-of-pocket direct costs incurred by Ginkgo in connection with the Scale Up pursuant to Section 5.2.

(c)	Section 2.4(b) of the Original Agreement is hereby amended and restated in its entirety to be read as follows:
Cronos shall select one or more manufacturers, which may include one or more Third Parties, Ginkgo, Ginkgo Affiliates, Cronos itself, or Cronos Affiliates, to Manufacture and Commercialize each Cronos Product from a Collaboration Strain transferred pursuant to 2.4(a). If Cronos selects Ginkgo or a Ginkgo Affiliate to perform any Manufacturing services related to a Cronos Product, such services will be governed by the applicable Work Order, provided that if the Parties cannot agree on the terms of a particular Work Order, Ginkgo or Ginkgo Affiliates, as applicable, will have no obligation to perform services thereunder. Costs and expenses associated with the services to be performed under such Work Order shall be paid in accordance with Section 5.8. Subject to the terms of Section 5.8, Cronos shall bear all costs associated with (1) the Manufacture of Target Cannabinoids that are the subject of any completed TDPs and (2) Commercialization of Cronos Products.

(d)
The scope of the Scale Up Transfer in Section 2.8(b) of the Original Agreement and the Manufacture Transfer in Section 2.8(c) of the Original Agreement may be modified and qualified by the content of an applicable Work Order.

(e)	Article 2 of the Original Agreement is hereby amended by adding a new Section 2.15 as follows:
Audit Rights. Without limiting the generality of Section 2.10 and in addition thereto, Cronos or its professional accountant representatives, upon thirty days' prior written notice to Ginkgo, shall have the right, from time to time and during regular business hours and for a duration not exceeding two (2) business days during the term of this Agreement, but no more than once in any rolling twelve-month period and once following the termination of this Agreement (notwithstanding the foregoing twelve-month restriction), to audit Ginkgo's performance with respect to the delivery of the Technical Services and the amounts charged pursuant to its invoices (each, an “Audit”), and, as reasonably necessary to perform such audit, Ginkgo shall allow reasonable access by Cronos, its Affiliates and its and their respective representatives to Ginkgo's and its Affiliates' (solely to the extent such Affiliate has provided Technical Services to Cronos) facilities, books and records relevant to the delivery of such Technical Services and personnel in charge of audits. Ginkgo will use commercially reasonable efforts to enable access to Ginkgo's Subcontractors' books and records. In the event of an Audit, (a) Cronos shall prepare and deliver to Ginkgo a reasonably detailed written statement documenting its findings, and in the event an Audit reveals a discrepancy in the amounts paid by Cronos to Ginkgo from what was actually required to be paid, Cronos shall prepare and deliver to Ginkgo a reasonably detailed written statement documenting such discrepancy and any calculations performed in connection with the discovery of such discrepancy (each, an “Audit Statement”) and (b) Cronos shall permit Ginkgo, its Affiliates and its and their respective representatives to review Cronos' and its representatives' and Affiliates' working papers relating to the Audit and preparation of any Audit Statement for fifteen Business Days. Following Ginkgo's review and confirmation that the Audit was performed properly and to its satisfaction and, if applicable, that the Audit Statement is materially accurate, Ginkgo shall refund Cronos such overpayment, or Cronos shall reimburse Ginkgo for such underpayment, as applicable. The costs of the Audit shall be borne by Cronos, unless the Audit evidences a difference above five percent (5%) between the reported figures by Ginkgo and those which result from such Audit, in which event such reasonable and actually incurred out-of-pocket costs of such Audit shall be borne by Ginkgo. Any information disclosed to or learned by Cronos, its Affiliates, or its representatives in connection with any Audit pursuant to this Section 2.15 shall be considered Confidential Information of Ginkgo and may be used only in connection with such Audit.

(f)	Article 2 of the Original Agreement is hereby amended by adding a new Section 2.16 as follows:
2.16 Work Orders. Ginkgo shall use Commercially Reasonable Efforts to perform any services or activities for which it is responsible under each Work Order.

(g)	Section 4.3 of the Original Agreement is hereby amended and restated in its entirety to be read as follows:
4.3 License Grants to Ginkgo. Cronos hereby grants to Ginkgo a royalty-free, worldwide, non-exclusive, sublicensable right to use any (a) Cronos Background IP, and (b) Foreground Application IP; in each case to the extent necessary, or as determined by the JSC to be materially useful, for Ginkgo to perform its obligations under any TDP or Work Order.

(h)	Article 5 of the Original Agreement is hereby amended by adding a new Section 5.8 as follows:
5.8 Work Order Payments. All payments made pursuant to any Work Order shall be made in accordance with this Section 5.8.

(a)
Transfer Price. As consideration for any work performed under a Work Order, Cronos hereby agrees to pay to Ginkgo the amount equal to the Transfer Price of all such activities performed under such Work Order, as set forth in an invoice pursuant to Section 5.8(b).

(b)
Invoicing & Reconciliation. As more specifically set forth in Exhibit B, following the end of each calendar month during the Term in which there is an active Work Order, Ginkgo will submit to Cronos an invoice setting forth the Transfer Price to be paid based on the services provided during such calendar month in connection with any active Work Order. Invoices will be submitted electronically to Cronos at Accounts Payable (ap.thecronosgroup.com). Payment of all amounts owed by Cronos pursuant to this Section 5.8 will be remitted to Ginkgo on or before forty five (45) days from the date the invoice therefor is received by Cronos. The foregoing will not limit Ginkgo's right to submit corrective invoices in the event there are unbilled amounts owing for services provided (including amounts for which Ginkgo is entitled for compensation or reimbursement as permitted hereunder which were not previously invoiced) or in the event there are overbilled amounts with respect to services provided in which case payment of the amounts owed by Cronos pursuant to this Section 5.8 will be remitted to Ginkgo on or before forty-five (45) days from the date the corrective invoice therefor is received by Cronos.
3New Exhibit B. Annex A to this First Amendment shall be incorporated into the Original Agreement as Exhibit B thereto.
4New Exhibit C. Annex B to this First Amendment shall be incorporated into the Original Agreement as Exhibit C thereto.
5Incorporation. Article 13 of the Original Agreement is hereby incorporated mutatis mutandis into this First Amendment.
6Effect on Original Agreement. Except as specifically amended by this First Amendment, the Original Agreement will remain in full force and effect and is hereby ratified and confirmed. To the extent a conflict arises between the terms of the Original Agreement and this First Amendment, the terms of this First Amendment shall prevail but only to the extent necessary to accomplish its intended purpose.
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IN WITNESS WHEREOF, duly authorized representatives of the Parties have duly executed this First Amendment to the Collaboration and License Agreement as of the date first written above.

GINKGO BIOWORKS, INC.
By: /s/ Jason Kelly
Name: Jason Kelly
Title: Chief Executive Officer

CRONOS GROUP INC.
By: /s/ Michael Gorenstein
Name: Michael Gorenstein
Title: Chief Executive Officer

Annex A
Work Order Pricing

Annex B
WORK ORDER No. 1